Exhibit 10.24

TENTH AMENDMENT

OF

DISTRIBUTOR AGREEMENT

THIS TENTH AMENDMENT of the Distributor Agreement (herein “Tenth Amendment”) is made this 19th day of June, 2012, by and between Exar Corporation, a corporation incorporated under the laws of the State of Delaware, having its principal office at 48720 Kato Road, Fremont, California 94538 (herein “Exar”), and Future Electronics Incorporated, a Canadian corporation, having its principal office at 237 Hymus Boulevard, Pointe Claire, Quebec H9R 5C7, Canada (herein “Distributor”). This Tenth Amendment is pursuant to Section 20.7 of that certain Distributor Agreement dated July 1, 1997, (herein “Agreement”), which permits the parties to modify its terms by a written document signed by both parties.

IN CONSIDERATION of the mutual promises exchanged, the parties agree as follows:

1.	GENERAL

Except as otherwise provided in this Tenth Amendment, the contractual relationship of the parties will continue to be governed by the terms and conditions of the Agreement. This Tenth Amendment shall not be construed as a modification of any provision of the Agreement or prior amendment unless such provision, or portion thereof, is expressly modified herein.

2.	RETURNS

2.1	Section 10.3 of the Agreement and as amended by the Third Amendment shall be deleted and replaced as follows:

"Within forty-five(45) calendar days following each calendar quarter, Distributor may return to Exar for credit, a quantity of Products which equals the value of six (6%) percent of the net sales dollars invoiced by Exar to Distributor for all Products purchased by Distributor during the previous calendar quarter. Credit issued for such returned Products will be based upon the price paid by Distributor less any prior credits granted by Exar on the returned Product and applied against future purchases of Products from Exar. Distributor may make such returns from one or more stocking locations(s), which in the aggregate shall not exceed the limitation set forth above. The foregoing return privilege shall be subject to the following conditions:

a) the Products are returned in merchantable condition;

b) prior to returning any Products, Distributor obtains a Return Material Authorization from Exar;

c) no custom or specially modified Products may be returned.

2.2	Section 10.4 as amended by the Third Amendment shall be deleted and replaced as follows:

"In addition to Section 10.3 above, Exar will credit Distributor a one (1%) percent scrap allowance. The scrap allowance shall be calculated based upon the actual net Products delivered to Distributor by Exar in the immediately preceding calendar quarter. Net delivered Products means delivered Products less any credit for returned Products granted by Exar to Distributor in the immediately preceding calendar quarter. The foregoing scrap allowance shall be conditioned as follows:

a) Only Products with date codes older than one (1) year will qualify for the scrap allowance.

b) All Products that qualify for the scrap allowance will be included in a list (List) prepared by Distributor and submitted to Exar within thirty (30) days following each calendar quarter.

c) Exar will authorize all qualifying Products for scrap within thirty (30) days of receipt of the proposed scrap List from Distributor. Distributor will provide Exar written certification within thirty (30) days of Exar's written authorization above, confirming that the scrap approved on the List has been destroyed, and that all Products approved for scrap have been removed from Distributor's inventory and deleted from Distributor's inventory reports that Distributor provides to Exar on a periodic basis."

IN WITNESS WHEREOF, the parties hereto have executed this Tenth Amendment as of the day and year first above written, in counterparts, each of which shall be considered an original, but all of which together shall constitute one instrument.

EXAR CORPORATION		FUTURE ELECTRONICS INCORPORATED

By:		By:

Name:	Kevin S. Bauer	Name:

Title:	Sr, Vice President & CFO	Title:

Date:		Date: